Appleton Reports Third Quarter 2011 Results

APPLETON, Wis., Nov. 7, 2011 /PRNewswire/ --

  Net sales improved 1% compared to third quarter 2010
  Net sales of thermal papers up over 9%; shipments up over 1%
  Net sales of Encapsys® up 2%; shipments up approximately 3%
  Net sales of carbonless papers down nearly 6%
  Operating income down $1.9 million due to mill maintenance shutdown
  Generated $47 million of cash from operations
  Reduced net debt to its lowest level since 2007

Appleton's third quarter 2011 net sales of $217.1 million increased 1.0% compared to third quarter 2010. Net sales for Encapsys, the company's microencapsulation business, were slightly higher than last year on a 3% increase in volume. In the paper business, favorable pricing and mix offset a 5% decrease in volume. Meanwhile, Appleton used $23.2 million from a litigation settlement to reduce net debt to its lowest level since 2007.

Appleton's third quarter 2011 operating income was $11.2 million compared to operating income of $13.1 million during third quarter 2010. Third quarter 2011 operating income was reduced by $2.1 million of expense associated with a biennial maintenance shutdown at the West Carrollton, Ohio paper mill. The thermal papers segment increased its contribution to operating income by $2.6 million during the period. Encapsys contributed a $0.6 million increase, while operating income for the carbonless papers segment decreased by $4.2 million compared to third quarter 2010.

Appleton's net sales for the first nine months of 2011 were $651.7 million; an increase of 0.9% compared to the first nine months of 2010. Year-to-date, 2011 operating income increased to $32.2 million compared to operating income of $28.3 million for the same period last year. Operating income for the first nine months of 2011 includes $2.1 million of expense associated with the biennial shutdown at West Carrollton and a $3.1 million charge for a litigation settlement while operating income for the first nine months of 2010 included an environmental expense insurance recovery of $8.2 million. Excluding these items, year-over-year operating income is up $17.3 million.

Despite volume shortfalls in the paper business and higher prices for raw materials, Appleton achieved improved results due to better product pricing and mix as well as cost reduction efforts.

Delivered earnings consistent with expectations

Mark Richards, Appleton's chairman, president and chief executive officer, said the Company had a solid third quarter. "In spite of raw material inflation, we delivered double digit EBITDA margins for the fifth consecutive quarter, which was consistent with our expectations, Richards said.

Richards said he is especially encouraged by the performance of the thermal paper business which grew sales over 9% and operating income more than doubled compared to third quarter 2010. "That performance reflects our strategy to grow through innovation while improving profitability," Richards said.

Noting that the Encapsys microencapsulation business delivered steady growth with sales up 2% compared to third quarter 2011 and year-to-date sales are up 17%, Richards stated, "We continue to make good progress in managing and marketing our microencapsulation expertise and our open innovation approach. We are encouraged by the product development work we are conducting with current and potential partners. Those efforts confirm the broadening appeal of our technology, experience and market approach."

Earnings improvement

Compared to the first nine months of 2010, the Company achieved a 6.7% improvement in gross profit on a sales increase of 0.9%. During third quarter 2011, Appleton reduced SG&A expense by another $1.9 million which puts year-to-date 2011 SG&A expense lower by $6.9 million, or 6.6%, when compared to last year.

Third Quarter and First Nine Months Business Unit Results (dollars in thousands):

	Net Sales for the		Operating Income (Loss) for the
	Three Months Ended		Three Months Ended
	October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010

Carbonless Papers	$ 110,369	$ 117,090	$ 6,353	$ 10,553
Thermal Papers	97,443	89,052	4,072	1,447
Encapsys	14,444	14,163	3,588	2,986
Other (Unallocated)	--	--	(2,037)	(1,353)
Intersegment (a)	(5,152)	(5,435)	(777)	(518)
	$ 217,104	$ 214,870	$ 11,199	$ 13,115

	Net Sales for the		Operating Income (Loss) for the
	Nine Months Ended		Nine Months Ended
	October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010

Carbonless Papers	$ 346,357	$ 369,715	$ 21,353	$ 23,696
Thermal Papers	278,103	256,428	11,264	(2,656)
Encapsys	43,938	37,518	10,738	6,133
Other (Unallocated)	--	--	(8,615)	3,879
Intersegment (a)	(16,693)	(17,999)	(2,507)	(2,745)
	$ 651,705	$ 645,662	$ 32,233	$ 28,307
(a) Represents the portion of the Encapsys segment relating to microencapsulated products provided internally for the production of carbonless papers.

Carbonless Papers

Third quarter 2011 net sales of $110.4 million were 5.7% lower than third quarter 2010. Shipment volume was about 10% lower than the same period last year. The negative impact of lower shipment volume was partially offset by price increases initiated since 2010 in response to rapidly rising raw materials costs. Net sales for the first nine months of 2011 were $346.4 million, which were 6.3% lower than the first nine months of 2010. Shipment volume was approximately 11% lower than last year.

Third quarter 2011 operating income was $6.4 million compared to $10.6 million in third quarter 2010. Operating income for the first nine months of 2011 was $21.4 million compared to $23.7 million in the first nine months of 2010. Financial results were negatively impacted by lower shipment volume, raw material inflation, and the biennial maintenance shutdown at West Carrollton.

Thermal Papers

Third quarter 2011 net sales of $97.4 million were 9.4% higher than third quarter 2010. Shipment volume was about 1% higher than the same period last year. For the first nine months of 2011, net sales were $278.1 million, which was 8.5% higher than the first nine months of 2010. Improved pricing and product mix also contributed to increased net sales.

Third quarter 2011 operating income increased by $2.6 million, to $4.1 million, when compared to third quarter 2010. Operating income for the first nine months of 2011 was $11.3 million, an increase of $13.9 million when compared to the first nine months of 2010. Raw material inflation and the biennial maintenance shutdown of the West Carrollton mill negatively impacted financial results. However, these items were more than offset by the increase in net sales and improved product mix.

Encapsys

Third quarter 2011 net sales of $14.4 million were 2.0% higher than third quarter 2010. Third quarter 2011 volume was approximately 3% higher than the prior year quarter. During the first nine months of 2011, Encapsys net sales totaled $43.9 million which was 17.1%, higher than the same period of 2010. Current year volume was approximately 20% higher than the same period last year.

The increase in shipment volume and lower SG&A expense contributed to a $0.6 million increase in current quarter operating income compared to the prior year quarter. Year-to-date 2011 operating income was $10.7 million compared to $6.1 million for the first nine months of 2010.

Other (Unallocated)

Other (unallocated) includes unallocated corporate expense. Third quarter 2011 unallocated corporate expense increased $0.7 million, from third quarter 2010, largely due to recording expense associated with various state and local tax assessments received during the quarter. Year-to-date 2011 expense was $12.5 million higher than 2010 due to the recording of a $3.1 million litigation settlement during 2011, while 2010 included an $8.2 million Fox River insurance recovery.

Balance Sheet

At the end of third quarter 2011, the Company held cash balances totaling $11.7 million compared to cash balances of $3.8 million at year-end 2010. During the first nine months of 2011, the Company generated $70.1 million of cash from operations including a $33.7 million decrease in working capital. Appleton invested $10.6 million for capital projects, contributed $18.0 million to the pension fund and used $55.0 million of cash for debt reduction and other financing activities. During September, Appleton received a $23.2 million net recovery from litigation initiated in 2007. The proceeds were used to pay down debt. At October 2, 2011, total debt decreased to $511.8 million compared to $558.8 million at year-end 2010. At the end of the quarter, the Company had approximately $87 million of liquidity.

Outlook

Richards said he expects the fourth quarter to be challenging. Encapsys volumes are expected to be lower than third quarter 2011 and fourth quarter 2010 as customers lower inventories and manage through softer demand for their products.

Appleton will continue to be challenged by higher chemical costs that will more than offset expected price improvements for pulp.

Demand for the Company's carbonless paper products is projected to be soft, while thermal volumes are expected to continue to improve as the Company grows market share domestically and abroad.

To match supply with demand, Appleton is reducing paper production and inventory through a combination of machine slowdowns and temporary curtailments. The Company expects reducing production will lower its fourth quarter earnings by $4 million to $5 million compared to fourth quarter 2010.

"Despite the hurdles we face due to short-term market conditions, we are confident about the future," Richards said. "We remain intensely focused on our customers and our markets. Appleton will continue to win and grow our market leadership positions by passionately serving our customers, innovating in the market, and continuously improving all we do."

Earnings release conference call

Appleton will host a conference call to discuss its third quarter 2011 results on Tuesday, November 8, 2011, at 11:00 a.m. ET. The call will be broadcast through its Web site, www.appletonideas.com/investors. A replay will be available through November 21.

About Appleton

Appleton creates product solutions through its development and use of coating formulations, coating applications and Encapsys microencapsulation technology. The Company produces carbonless papers, thermal papers and Encapsys products. Appleton, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio and Pennsylvania, employs approximately 1,900 people and is 100 percent employee-owned. For more information, visit www.appletonideas.com.

Notice regarding forward-looking statements

This news release contains forward-looking statements. The words "will," "may," "should," "believes," "anticipates," "intends," "estimates," "expects," "projects," "plans," "seek" or similar expressions are intended to identify forward-looking statements. All statements in this news release, other than statements of historical fact, including statements which address Appleton's strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appleton expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside the Company's control that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under "Item 1A - Risk Factors" in the Annual Report on Form 10-K for the year ended January 1, 2011. Many of these factors are beyond Appleton's ability to control or predict. Given these uncertainties, you should not place undue reliance on the forward-looking statements. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Table 1 Appleton Papers Inc. Consolidated Statements of Operations (dollars in thousands) (unaudited)
	For the Three Months Ended	For the Three Months Ended
	October 2, 2011	October 3, 2010

Net sales	$ 217,104	$ 214,870
Cost of sales	173,161	167,111

Gross profit	43,943	47,759

Selling, general and administrative expenses	32,744	34,644

Operating income	11,199	13,115

Other expense (income)
Interest expense	15,112	16,302
Interest income	(47)	(30)
Recovery from litigation, net	(23,229)	--
Foreign exchange loss (gain)	1,352	(1,028)
Other income	(175)	--

Income (loss) before income taxes	18,186	(2,129)
Provision for income taxes	160	136

Income (loss) from continuing operations	18,026	(2,265)

Discontinued operations
Income from discontinued operations, net of income taxes	--	814

Net income (loss)	$ 18,026	$ (1,451)

Other Financial Data:
Depreciation and amortization of intangible assets	$ 12,302	$ 12,662

Table 2 Appleton Papers Inc. Consolidated Statements of Operations (dollars in thousands) (unaudited)
	For the Nine Months Ended	For the Nine Months Ended
	October 2, 2011	October 3, 2010

Net sales	$ 651,705	$ 645,662
Cost of sales	518,485	520,761

Gross profit	133,220	124,901

Selling, general and administrative expenses	97,865	104,775
Environmental expense insurance recovery	--	(8,181)
Litigation settlement	3,122	--

Operating income	32,233	28,307

Other expense (income)
Interest expense	46,945	49,970
Debt extinguishment expense, net	--	5,532
Interest income	(121)	(75)
Recovery from litigation, net	(23,229)	--
Foreign exchange loss	278	332
Other income	(1,549)	--

Income (loss) before income taxes	9,909	(27,452)
Provision for income taxes	361	90

Income (loss) from continuing operations	9,548	(27,542)

Discontinued operations
Income from discontinued operations, net of income taxes	--	3,668

Net income (loss)	$ 9,548	$ (23,874)

Other Financial Data:
Depreciation and amortization of intangible assets	$ 36,418	$ 37,376

Table 3
Appleton Papers Inc.
Consolidated Balance Sheets
(dollars in thousands) (unaudited)

	October 2, 2011	January 1, 2011

Cash and cash equivalents	$ 11,691	$ 3,772
Accounts receivable	95,021	93,374
Inventories	110,908	110,032
Other current assets	25,466	41,992
Total current assets	243,086	249,170

Property, plant and equipment, net	331,457	354,601

Other long-term assets	63,760	73,228

Total assets	$ 638,303	$ 676,999

Accounts payable	$ 54,008	$ 48,651
Other current liabilities	77,282	84,776
Total current liabilities	131,290	133,427

Long-term debt	510,644	540,131

Other long-term liabilities	122,731	139,432
Total equity	(126,362)	(135,991)

Total liabilities & equity	$ 638,303	$ 676,999

CONTACT: Bill Van Den Brandt, Manager, Corporate Communications, +1-920-991-8613, bvandenbrandt@appletonideas.com